Exhibit 23(a)






                   Consent of Independent Petroleum Engineers


The undersigned firm of Independent Petroleum Engineers, of Calgary, Alberta, Canada, knows that it is named as having prepared an evaluation of the interests of Canada Southern Petroleum Ltd., dated March 15, 2002, prepared for filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2001, and hereby gives its consent to the use of its name and to the use of the said estimates.



                            Paddock Lindstrom & Associates Ltd.



                            /s/ L. K. Lindstrom
                            ----------------------------------------------------
                            L. K. Lindstrom, P. Eng.
                                    President


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